Freeport-McMoRan Copper & Gold Inc.

Updates Exploration Activities at Deep MLZ

NEW ORLEANS, LA, May 4, 2004 -- Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) today reported successful drilling results at its “Deep MLZ” underground exploration target.  As previously reported, PT Freeport Indonesia’s (PT-FI’s) 2004 exploration drilling program is targeting skarn and porphyry mineralization below its Mill Level Zone (MLZ) ore body, where 2003 drilling activities were successful in defining a 159 million tonne mineable block cave reserve, grading 0.87% copper and 0.76 grams per tonne gold (aggregate proven and probable recoverable reserves of 2.5 billion pounds of copper and 2.9 million ounces of gold, including our joint venture partner’s share).  The MLZ ore body, a downward extension of Deep Ore Zone (DOZ), is located at the 2900 meter elevation, 250 meters below the DOZ underground mine.  The Deep MLZ drilling follows favorable drilling intercepts encountered below the MLZ during 2003.

James R. Moffett, Chairman of FCX, said, “We are encouraged by the positive results to date at Deep MLZ which build on our previous success in the area.  Our exploration activities over the past several years in the Ertsberg East area of Block A, which includes DOZ, Erstberg Stockwork Zone and MLZ, have been successful in defining 280 million tonnes of high-grade proven and probable ore reserves.  These activities have allowed us to leverage our existing infrastructure to extend the life of our operations on the east side of the district and consider opportunities to achieve higher production rates from our underground ore bodies.”

PT-FI’s planned 2004 Deep MLZ drilling program encompasses 37,000 meters of diamond drilling in 65 drill holes.  To date, assay results have been received for 23 holes comprising approximately 9,000 meters.  The drilling intercepted mineralized zones in 19 of these holes with lengths ranging from 24 meters to 737 meters (average of 340 meters) with interval grades ranging from 0.76% copper equivalent to 5.24% copper equivalent (average 1.80% copper equivalent).

A schedule of the drill holes with mineralized intervals is presented below:

Drill	Interval	Copper	Gold	Copper
Hole	Meters	%	g/t	Equivalent (%)(1)

TEW03-13	343	1.07	0.72	1.54
TEW03-14	689	0.73	0.84	1.28
TE01-14	465	1.07	1.28	1.90
TE01-16	737	0.42	0.52	0.76
TE01-17	225	0.39	0.56	0.76
TE11-02	221	1.33	0.87	1.90
TE13-09	359	1.31	0.65	1.73
TE13-10	459	1.91	1.40	2.82
TE13-11	426	0.62	0.55	0.98
TE13-12	294	0.43	0.72	0.90
TE13-13	468	2.96	3.50	5.24
TE16-04	193	1.71	0.77	2.21
TE16-05	342	1.41	1.77	2.56
TE16-06	168	0.73	0.46	1.03
TE18-06	57	0.64	0.72	1.11
TE18-07	24	2.42	0.13	2.51
TE18-08	410	0.81	0.73	1.29
TE18-09	171	0.76	1.24	1.57
TE18-10	400	1.41	0.61	1.80
19 Hole Average	340	1.12	1.04	1.80

(1) Copper equivalent percentage is used to express the relative value of multi-metal ores in terms of one metal, in this case, copper. The calculation expresses the relative value of the ore using estimates of contained metal quantities, metals prices, recovery rates, treatment charges and royalties.

PT-FI expects to complete its 2004 drilling activities and engineering studies required for reserve determination associated with the Deep MLZ mineralization by the end of 2004. Other 2004 exploration drilling targets include in-fill drilling at the Big Gossan underground ore body located between the mill complex and Kucing Liar, deep extensions of the Dom ore body located between the mill complex and the DOZ mine, and exploration along the Big Gossan/Wanagon trend.

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia.  Additional information on FCX is available on our Internet website www.fcx.com.

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Cautionary Statement.  This press release includes forward looking statements regarding resources and mineralization.  The resources and mineralization described in this press release will not qualify as reserves until comprehensive engineering studies establish their economic feasibility.  Accordingly, no assurance can be given that the estimated resources and mineralization will become proven and probable reserves.  Additionally, important factors that might cause future results to differ from these projections include industry risks, commodity prices, Indonesian political risks, weather-related risks, currency translation risks and other factors described in FCX's Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.